SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 10, 2001

                              LIFECELL CORPORATION
               (Exact Name of Registrant as Specified in Charter)

      Delaware                    01-19890                     76-0172936
  (State Or Other               (Commission                  (IRS Employer
  Jurisdiction Of               File Number)               Identification No.)
   Incorporation)

              One Millenium Way
              Branchburg, New Jersey                           08876
     ------------------------------------------------------------------
     (Address of Principal Executive Offices)                (Zip Code)

       Registrant's telephone number, including area code   (908) 947-1100

Item  5.  Other  Events.

     We completed the private placement of 3,125,000 shares of our common stock and warrants to purchase up to 1,750,000 shares of our common stock with equity funds managed by OrbiMed Advisors LLC and Special Situations Funds at a price of $1.92 per share or an aggregate purchase price of $6.0 million. Equity funds managed by OrbiMed Advisors LLC purchased $4.5 million of the total offering and Special Situations Funds, an existing investor, purchased the remaining $1.5 million. Net proceeds from the financing will be used to continue our product development programs, to expand sales and marketing of our current products, for potential acquisitions of complementary technologies or products and for working capital and general corporate purposes. We have also agreed to register for resale the shares of common stock and the shares issuable upon the exercise of the warrants sold in the private placement.

     We also announced that Special Situations Fund III, L. P., Special Situations Cayman Fund, LP and Special Situations Private Equities Fund, L.P., who had filed a complaint in United States District Court for the Southern District of New York against LifeCell, Gruntal & Co., L.L.C. and Prudential Securities, Inc, withdrew its complaint, with prejudice, and released us and the other defendants from all claims related to our October 2000 private placement.

Item  7.  Financial  Statements  and  Exhibits.

     (c)  Exhibits

     10.29 Securities Purchase Agreement, dated June 29,2001, by and between LifeCell Corporation and PW Juniper Crossover Fund, L.L.C., Caduceus
     Private  Investments,  LP,  and  OrbiMed  Associates  LLC.

     10.30 Securities Purchase Agreement, dated June 29,2001, by and between LifeCell Corporation and Special Situations Fund III, L.P., Special Situations Private Equity Fund, L.P. and Special Situations Cayman Fund, L.P.

     10.31  Form  of  Warrants,  dated  July  10,  2001 issued to the investors.

     99.1  Press  release  dated  July  10,  2001.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              LIFECELL  CORPORATION

                                              By:  /s/  Steven  T.  Sobieski
                                                 -------------------------------

                                              Steven  T.  Sobieski
                                              Vice President and
                                              Chief Financial Officer

Date:  July 11, 2001